Exhibit 99.1

GrowGeneration Appoints Tony Sullivan as Executive Vice President and Chief Operating Officer

DENVER, Nov. 5, 2019 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), ("GrowGen" or the "Company") the largest chain of specialty retail hydroponic and organic garden centers, with currently 25 locations, today announced that the company has named Tony Sullivan as Executive Vice President and Chief Operating Officer of GrowGeneration, responsible for all operating departments and divisions, including Finance, Store Operations, E-commerce, Commercial, HR, Supply Chain / Logistics, Purchasing / Merchandise Planning, IT / IT Operations, Real Estate, Lease Administration, Store Maintenance, New Store Growth & Construction, and Administration. As of today, Joe Prinzivalli will be stepping away from his current role as the Chief Operating Officer and transitioning into a new role as Chief Technology Officer, continuing to lead our successful ERP implementation. Tony will report to Darren Lampert, Founder and CEO and Michael Salaman, Founder and President.

Tony Sullivan (CNW Group/GrowGeneration)

Darren Lampert, CEO stated, "We're thrilled to have Tony on our team as we continue to execute our business plan to be the largest hydroponic chain of garden centers in the world. Tony will work with our team in all operating areas, including but not be limited to, providing unwavering support to the 25 GrowGeneration stores, commercial sales team and leveraging synergies amongst interconnected departments, forging ahead with systematic technological improvements. Tony will be in the field, directly connecting with our sales teams and stores, working to drive more efficiencies across all areas of our company."

Tony Sullivan stated, "As I was looking for my next executive challenge, GrowGeneration checked all of my boxes. Great foundation of a specialty supply chain business, knowledgeable staff and a growth trajectory that I can work with the team to maximize profitability and operating efficiencies. One of my favorite quotes is: 'Growth is never by mere chance; it is the result of forces working together.'"

About Tony Sullivan:

Tony most recently served as Executive Vice President and Chief Operating Officer of Forman Mills, a $300 million Private Equity sponsored business, prior to that Senior Vice President Operations for Dollar Express, a $500 million carve-out of 330 Family Dollar stores in 36 states, Private Equity sponsored business. Prior to Dollar Express, he was employed at Anna's Linens for 9+ years where he served in several operating roles, most recently as SVP, Chief Operating Officer. Previously Tony served for 20+ years at Foot Locker Inc. leading 2100 + stores, 3 Divisions (Foot Locker, Kids Foot Locker and Foot Action) over $2.5B in sales as VP Store Operations.

Tony is known and respected for his expertise in wide-range governance, hypergrowth, and macro-level strategic management methodologies, with an emphasis on identifying and addressing business infrastructure to position organizations for expansion and profitability. He has achieved outstanding success scaling businesses for rapid profits and market dominance in start-ups, private, PE-backed, and public companies with revenues up to $2.5B+.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 25 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, and 3 locations in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen

SOURCE GrowGeneration

Related Links

www.growgeneration.com